Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of CF Bankshares Inc. (the Company) on Forms S-8 (File Nos. 333-283757, 333-84817, 333-114025, 333-163102, 333-207354, and 333¬234817), and Forms S-3 (File Nos. 333-284171, 333-278682, and 333-216922) of our report dated March 14, 2024, on our audits of the consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K.

/s/ Forvis Mazars, LLP

Forvis Mazars, LLP

Indianapolis, Indiana

March 14, 2025